Exhibit 99.1
Warwick Valley Telephone Reports Financial Results for the Six Months Ended June 30, 2005
Warwick, N.Y.-(MARKET WIRE)-November 1, 2005-Warwick Valley Telephone Company (NASDAQ: WWVYE) announced today its financial results as of June 30, 2005. Michael Cutler, Chief Financial Officer, reported that Net Income for the six month period decreased 25% to $2,885 million from $3, 868 million for the same period in 2004.
     Operating revenues for the six month period decreased 6% in comparison to the same period in 2004 due to several factors: a reduction in local service revenues from access line losses to a competitor, a decrease in network access revenues mainly as a result of lower local switching support from the Universal Service Fund and a decline in switched access minutes, a decrease in long distance service revenues as customer trends continue to shift towards wireless communications, and a decrease in other services and sales resulting from lower rates mandated by the FCC for reciprocal compensation and from an overall decrease in sales of other non-regulated ancillary services.
     Total operating expenses for the six month period increased 11% in 2005 as compared to the same period in 2004 primarily due to increased professional and consulting fees associated with Section 404 of the Sarbanes-Oxley Act, which relates to internal control over financial reporting.
     Other income (expenses) increased 17% for the first six months of 2005 as compared to 2004 primarily due to the $889 thousand gain realized from the May 2005 release to the Company of funds that had been held in escrow as part of the terms of the sale of the Company’s investment in DataNet in October 2004.
     Earnings per share for the six-month period were $0.54 as compared to $0.71 for 2004.
     Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Unaudited)

	Six Months Ended
	June 30,
(Dollars in thousands, except per share data)	2005	2004	Change

Income Statement Data

Operating Revenues	13,075	13,925	-6%

Plant Repair and Maintenance Expenses	2,288	2,084	10%

Depreciation, Testing and Other Expenses	4,398	4,203	5%

Customer Service Expenses	2,146	2,326	-8%

Other Operating Expenses	5,518	4,321	28%

Operating (Loss) Income	(1,275)	991	-229%

Non-Operating Income and Expenses	5,736	4,919	17%

Income Taxes	1,576	2,042	-23%

Net Income	2,885	3,868	-25%

Preferred Dividends	13	13	0%

Income Applicable to Common Stock	2,872	3,855	-25%

Basic & Diluted Earnings Per Share	0.54	0.71	-24%

CONTACT:	Warwick Valley Telephone Michael Cutler (845) 986-8080

KEYWORD:	New York, New Jersey

INDUSTRY WORD:	Telecom, Internet